Exhibit 99.1

NEWS RELEASE

LINN ENERGY APPOINTS DAVID D. DUNLAP TO BOARD OF DIRECTORS

Houston, May 22, 2012 – LINN Energy, LLC (NASDAQ: LINE) announced today that it has expanded its board from six to seven directors and appointed David D. Dunlap as an independent director to fill the new board seat. Mr. Dunlap currently serves as President and Chief Executive Officer of Superior Energy Services and brings three decades of experience in the services sector of the oil and natural gas industry to this role. Prior to joining Superior, Mr. Dunlap was Executive Vice President and Chief Operating Officer for BJ Services Company, where he had a 25-year career.

“David’s extensive background as a leader in the service sector of our industry is an excellent complement to the experience of our existing board members,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “The knowledge and experience he brings as the CEO of a large service company will provide valuable insight as LINN continues to pursue its growth strategy. We are very pleased he has agreed to join LINN as a director.”

“I am excited about this opportunity to serve on the board of such a successful public oil and natural gas company,” said David D. Dunlap. “LINN Energy’s board and management team have led it successfully through rapid growth. LINN is a clear leader in the MLP sector and has climbed the ranks of independent E&P companies to become the 11th largest in the U.S.  I am looking forward to being a part of the company’s future success.”

Mr. Dunlap holds a BS in Petroleum Engineering from Texas A&M University, where he currently serves on the Petroleum Engineering Industry Board. He also serves on The John Cooper School Board of Trustees, the Board of Directors of The Cynthia Woods Mitchell Pavilion, and The Woodlands Children’s Museum Board of Directors.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 4.3 Tcfe of proved reserves (pro forma for announced 2012 acquisitions) as of Dec. 31, 2011. More information about LINN Energy is available at www.linnenergy.com.

Contacts:                                LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183